Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
October 21, 2003

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2003 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2003 was $55,212,000, resulting in Earnings per Share (“EPS”) of $0.79 (diluted), compared to $0.35 (diluted) for the comparable period of 2002, a per share increase of 125.7%. For the nine month period ended September 30, 2003, EPS was $2.35 (diluted) compared to $1.32 (diluted) for the comparable period of 2002, a per share increase of 78.0%.

Funds from Operations attributable to common stockholders (“FFO”) for the quarter ended September 30, 2003 was $56,159,000 or $0.80 per share (diluted) compared to $61,810,000 or $0.87 per share (diluted) for the comparable period of 2002, a per share decrease of 8.0%. FFO per share (diluted) for the nine months ended September 30, 2003 decreased by 12.5% to $2.46 from $2.81 for the comparable period in 2002.

Operating Results for the Quarter Ended September 30, 2003 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue decreased by $3,212,000, or 2.0% to $157,402,000. For Established Communities, rental revenue decreased 3.5%, which is primarily attributable to a decline in rental rates; economic occupancy between periods remained stable. Total revenue for Established Communities decreased $4,110,000 to $112,341,000 and operating expenses increased $2,018,000, or 5.6%, to $38,185,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $6,128,000 or 7.6%, to $74,156,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2002 to the third quarter of 2003:

3Q 03 Compared to 3Q 02

	Established Communities			Total*

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI

Northeast	(3.8%)	6.4%	(8.6%)	38.9%
Mid-Atlantic	(0.9%)	5.0%	(3.3%)	16.7%
Midwest	(4.7%)	23.4%	(22.4%)	2.0%
Pacific NW	(4.1%)	2.2%	(7.9%)	5.2%
No. California	(5.7%)	2.3%	(9.0%)	25.9%
So. California	1.2%	7.6%	(1.6%)	11.3%

Total	(3.5%)	5.6%	(7.6%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Sequential Operating Results for the Quarter Ended September 30, 2003 Compared to the Quarter Ended June 30, 2003

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter to the third quarter of 2003:

3Q 03 Compared to 2Q 03

	Established Communities

	Rental	Operating
	Revenue	Expenses	NOI

Northeast	(1.0%)	9.5%	(6.1%)
Mid-Atlantic	1.2%	3.0%	0.5%
Midwest	0.9%	14.4%	(9.8%)
Pacific NW	1.9%	4.1%	0.4%
No. California	(2.2%)	6.0%	(5.6%)
So. California	1.1%	2.7%	0.3%

Total	(0.6%)	6.7%	(4.0%)

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Nine Months Ended September 30, 2003 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue decreased by $2,825,000, or 0.6% to $475,963,000. For Established Communities, rental revenue decreased 4.8%, comprised of a rental rate decline of 5.0% partially offset by an increase in economic occupancy of 0.2%. Total revenue for Established Communities decreased $16,958,000 to $338,738,000 and operating expenses increased $6,588,000, or 6.4%, to $109,337,000. Accordingly, NOI for Established Communities decreased by $23,546,000 or 9.3%, to $229,401,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the nine months ended September 30, 2002 to the nine months ended September 30, 2003:

YTD 03 Compared to YTD 02

	Established Communities			Total*

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI

Northeast	(4.0%)	8.7%	(9.5%)	37.9%
Mid-Atlantic	(2.5%)	5.7%	(5.7%)	15.9%
Midwest	(6.6%)	12.4%	(19.1%)	3.0%
Pacific NW	(7.4%)	2.5%	(12.7%)	5.2%
No. California	(7.9%)	2.6%	(11.6%)	26.0%
So. California	2.2%	10.8%	(1.3%)	12.0%

Total	(4.8%)	6.4%	(9.3%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Market Rents, as determined by the Company, declined by an average of 2.5% in the third quarter of 2003 compared to the same quarter in the prior year. The greatest declines, on a year over year basis, were in San Jose, CA with a decline of 10.2% and San Francisco, CA with a decline of 5.3% from the third quarter of 2002. Sequentially, as compared to the second quarter of 2003, market rents remained stable for the Established Community portfolio as a whole.

Economic Occupancy was 94.0% during the third quarter of 2003, remaining flat as compared to the same quarter last year. Sequentially, from the second quarter to the third quarter of 2003, Economic Occupancy increased 0.4%. The largest increases in the third quarter 2003 as compared to the second quarter were in San Diego, CA at 3.0%, Boston, MA at 2.7% and Central New Jersey at 2.6%.

Cash Concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the third quarter of 2003, Rental Revenue with Concessions on a Cash Basis decreased 3.6% as compared to the third quarter of 2002 and 1.5% as compared to the second quarter of 2003.

Concessions granted per move-in for Established Communities averaged $873 during the third quarter of 2003, an increase of 170.3% from $323 in the third quarter of 2002 and an increase of 8.7% from $803 in the second quarter of 2003.

Development Activity

The Company completed two development communities during the third quarter of 2003. Avalon at Rock Spring, located in the greater Washington, DC metro area, is a mid-rise community containing 386 apartment homes and was completed for a Total Capital Cost of $46,000,000. Avalon at Gallery Place, also located in Washington, DC, is a high-rise community containing 203 apartment homes and was completed for a Total Capital Cost of $49,000,000.

During the third quarter of 2003, the Company commenced construction on two communities, Avalon at Crane Brook, located in the Boston, MA area and Avalon Milford I, located in the Fairfield-New Haven, CT area. These communities, when completed, are expected to contain an aggregate of 633 apartment homes for a Total Capital Cost of $88,700,000.

Disposition Activity

The Company sold one community, Amberway (located in Orange County, CA), during the third quarter of 2003. This 272 apartment home community was originally constructed in 1983 and was acquired by the Company in 1998. The sales price for this community was $33,500,000, resulting in a gain as reported in accordance with GAAP of $13,575,000 and an Economic Gain of $11,417,000.

Also during the third quarter of 2003, Falkland Chase, a 450 apartment home community located in Silver Spring, MD, was sold by Falkland Partners, LLC, in which the Company has held a 50% membership interest since 1993. The Company’s share of the $58,500,000 sales price for this community was $29,250,000, resulting in net proceeds to the Company of $16,700,000. The Company’s share of the GAAP gain reported by Falkland Partners, LLC is $21,816,000 and is included in joint venture income and minority interest. The Company recognized an additional gain in accordance with GAAP of $1,632,000, resulting from the wind-up of its investment in Falkland Partners, LLC which is also included in joint venture income and minority interest. As a result, the Company reported an Economic Gain of $16,745,000 related to the sale of Falkland Chase. The weighted average Initial Year Market Cap Rate for the two communities sold during the third quarter was 6.4%.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

On October 15, 2003, the Company sold Avalon at Fair Lakes, a 234 apartment home community located in Fairfax, VA. This community was constructed by the Company in 1998. The sales price for this community was $48,500,000, resulting in a gain as reported in accordance with GAAP of approximately $28,200,000 and an Economic Gain of approximately $24,500,000. The Economic Gain as a percentage of Total Capital Cost for this community was 104.4%. The Company anticipates two additional dispositions in the fourth quarter of 2003 with an aggregate estimated sales price of approximately $110,000,000. These anticipated dispositions will bring the aggregate estimated sales price for the Company’s dispositions to $158,500,000 for the fourth quarter of 2003 and to approximately $453,000,000 for the full year 2003, although there can be no assurance that these dispositions will be completed as planned.

Financing, Liquidity and Balance Sheet Statistics

As of September 30, 2003, the Company had $149,350,000 outstanding under its $500,000,000 unsecured credit facility and unrestricted cash of approximately $6,771,000. This unrestricted cash, the unsecured credit facility, net proceeds from anticipated additional asset sales in 2003 and cash retained from operations, will be used to fund development and redevelopment activity and for general corporate purposes. On July 15, 2003, the Company repaid $100,000,000 of unsecured notes pursuant to their scheduled maturity, with an interest rate of 6.5%, along with any unpaid interest.

Leverage, as measured by debt as a percentage of total market capitalization, was 41.6% at September 30, 2003. For the third quarter of 2003, Unencumbered NOI was approximately 80% and Interest Coverage was 3.2 times. Interest Coverage for the third quarter of 2003 includes $23,448,000 representing gains related to the sale of the Falkland Chase Community and investment wind-up.

Issuance of Common Stock

During the third quarter of 2003, the Company sold 2,804,700 shares of common stock at a price of $46.00 per share. The net proceeds from this offering, after underwriting discounts and commissions, of approximately $127,333,000 were used to repay a portion of amounts outstanding on the unsecured credit facility and for general corporate purposes.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board issued Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which the Company will adopt effective December 31, 2003. The adoption of FIN 46 is not expected to have a material impact on the Company’s financial condition or results of operations.

The Company has adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003. The adoption of this statement did not have a material impact on the Company’s financial condition or results of operations.

In July 2003, the SEC clarified Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” The clarification of Topic D-42 is effective in the first fiscal period ending after September 15, 2003 and is to be applied retroactively. As such, the Company has revised its second quarter 2003 results of operations, as included in the year-to-date September 30, 2003 results, to reflect additional preferred stock dividends of $280,000; no other periods presented in this release were impacted.

Outlook

The Company expects EPS (diluted) in the range of $1.35 to $1.38 for the fourth quarter of 2003 and $3.72 to $3.75 for the full year 2003.

The Company expects Projected FFO per share (diluted) in the range of $0.79 to $0.82 for the fourth quarter of 2003 and $3.25 to $3.28 for the full year 2003.

Other Matters

The Company will hold a conference call on October 22, 2003 at 1:00 PM Eastern Daylight Time (EDT) to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 2733022.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. Access to the full earnings release including the Attachments through the Company’s website is available at http://www.avalonbay.com/earnings. If you would like to receive future press releases via e-mail, please register through the Company’s website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may

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require the Adobe Acrobat 5.0 Reader. If you do not have the Adobe Acrobat 5.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO

•	Projected FFO

•	Established Communities

•	NOI

•	Market Rents

•	Economic Occupancy

•	Rental Revenue with Concessions on a Cash Basis

•	Total Capital Cost

•	Economic Gain

•	Initial Year Market Cap Rate

•	Leverage

•	Unencumbered NOI

•	Interest Coverage

About AvalonBay Communities, Inc.

AvalonBay currently owns or holds an ownership interest in 142 apartment communities containing 42,058 apartment homes in ten states and the District of Columbia, of which ten communities are under construction and two communities are under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing upscale apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Executive Vice President and Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter or full year 2003. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

THIRD QUARTER 2003
 Supplemental Operating and Financial Data

Avalon at Rock Spring contains 386 one-, two -and three-bedroom apartment homes in six four-story buildings. Apartment home features include fully applianced kitchens, walk-in closets, double bowl bathroom vanities and full size washers and dryers. Optional amenities include gas fireplaces, bay windows and private balconies or patios. Residents also enjoy many community amenities including a fully equipped fitness center, outdoor swimming pool, telecommuting center, resident lounge and controlled access parking garages.

Avalon at Rock Spring is conveniently located between Old Georgetown Road and
I-270, in North Bethesda, Maryland. The community is located three miles from downtown Bethesda, and the accessibility of the I-270/Capital Beltway spur offers residents convenient commuting to major employment and entertainment centers in Suburban Maryland, Northern Virginia and Washington, D.C. The
community is also adjacent to the Rock Spring business park, the corporate headquarters of Marriott and Lockheed Martin and the local headquarters of IBM
Federal Systems.

The completion of Avalon at Rock Spring increases AvalonBay’s presence in the
Washington, D.C. metropolitan region to 17 communities with more than 5,600 apartment homes.

THIRD QUARTER 2003

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year to Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development, Redevelopment and Acquisition Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; total capital cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
September 30, 2003
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
Selected Operating Information:	2003	2002	% Change	2003	2002	% Change

Net income available to common stockholders:	$55,212	$24,685	123.7%	$162,673	$92,689	75.5%
Per common share — basic	$0.80	$0.36	122.2%	$2.40	$1.34	79.1%
Per common share — diluted	$0.79	$0.35	125.7%	$2.35	$1.32	78.0%

Funds from Operations attributable to common stockholders:	$56,159	$61,810	(9.1%)	$170,868	$199,017	(14.1%)
Per common share — diluted	$0.80	$0.87	(8.0%)	$2.46	$2.81	(12.5%)

Dividends declared — common:	$49,487	$48,561	1.9%	$143,934	$145,413	(1.0%)
Per common share	$0.70	$0.70	0.0%	$2.10	$2.10	0.0%

Common shares outstanding	70,695,270	69,398,518		70,695,270	69,398,518
Outstanding operating partnership units	784,726	1,018,448		784,726	1,018,448

Total outstanding shares and units	71,479,996	70,416,966		71,479,996	70,416,966

Average shares outstanding — basic	68,779,429	69,154,045		67,880,019	68,940,901
Average operating partnership units outstanding	899,870	1,018,448		947,790	983,443
Effect of dilutive securities	852,621	877,206		696,419	1,019,697

Average shares outstanding — diluted	70,531,920	71,049,699		69,524,228	70,944,041

Debt Composition and Maturities (1)

	Conventional				Tax-Exempt

	Amt		% of Mkt Cap		Amt		% of Mkt Cap

Long-term notes:
Variable rate	$—		—		$81,155		1.4%
Fixed rate	1,880,013		31.9%		302,348		5.2%
Variable rate credit facility	149,350		2.5%		—		—
Short term construction note	36,629		0.6%		—		—

Total debt	$2,065,992		35.0%		$383,503		6.6%

Average interest rates (2)		6.3%				5.7%

Combined average interest rate (2)				6.2%

	2003	2004	2005	2006	2007

Remaining debt maturities (3)	$1,253	$190,305	$154,681	$155,011	$301,345

(1) Includes debt related to assets held for sale.

(2) Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(3) Excludes amounts under the $500 million variable rate credit facility that, after all extensions, matures in 2005.

Community Information

	Communities	Apt Homes

Current Communities	132	38,808
Development Communities	10	3,250
Development Rights	41	10,326
Third-party management	1	101

Analysis of Capitalized Costs

	Q4 02	Q1 03	Q2 03	Q3 03

Cap interest	$6,533	$6,206	$6,305	$6,360
Cap overhead	$4,050	$3,176	$3,291	$3,710
Non-revenue generating capex per home	$89	$41	$99	$112

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
September 30, 2003
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2003	2002	% Change	2003	2002	% Change

Revenue:
Rental and other income	$153,339	$147,662	3.8%	$453,674	$438,305	3.5%
Management, development and other fees	234	249	(6.0%)	744	1,866	(60.1%)

Total	153,573	147,911	3.8%	454,418	440,171	3.2%

Operating expenses:
Direct property operating expenses, excluding property taxes	39,327	35,341	11.3%	110,296	95,910	15.0%
Property taxes	14,443	13,477	7.2%	42,853	38,489	11.3%
Property management and other indirect operating expenses	7,577	6,906	9.7%	22,630	22,498	0.6%

Total	61,347	55,724	10.1%	175,779	156,897	12.0%

Interest income	852	909	(6.3%)	2,634	3,013	(12.6%)
Interest expense	(33,432)	(31,386)	6.5%	(101,826)	(86,614)	17.6%
General and administrative expense	(3,382)	(2,966)	14.0%	(10,636)	(10,009)	6.3%
Joint venture income, minority interest and venture partner interest in profit-sharing (1)	23,266	(571)	N/A	23,170	(439)	N/A
Depreciation expense	(37,996)	(34,723)	9.4%	(112,898)	(98,618)	14.5%

Income from continuing operations	41,534	23,450	77.1%	79,083	90,607	(12.7%)

Discontinued operations: (2)
Income from discontinued operations	2,278	5,261	(56.7%)	10,001	16,169	(38.1%)
Gain on sale of communities	13,575	—	100.0%	82,158	—	100.0%

Total	15,853	5,261	201.3%	92,159	16,169	470.0%

Net income	57,387	28,711	99.9%	171,242	106,776	60.4%
Dividends attributable to preferred stock	(2,175)	(4,026)	(46.0%)	(8,569)	(14,087)	(39.2%)

Net income available to common stockholders	$55,212	$24,685	123.7%	$162,673	$92,689	75.5%

Net income per common share- basic	$0.80	$0.36	122.2%	$2.40	$1.34	79.1%

Net income per common share- diluted	$0.79	$0.35	125.7%	$2.35	$1.32	78.0%

(1)  Includes the Company’s share of the GAAP gain reported by Falkland Partners, LLC as a result of the sale of Falkland Chase in the amount of $21,816 and the gain recognized by the Company for the wind-up of its investment of $1,632.

(2)  Reflects net income for communities held for sale as of September 30, 2003 and communities sold during the period from January 1, 2002 through September 30, 2003. The following table details income from discontinued operations as of the periods shown:

	Q3	Q3	YTD	YTD
	2003	2002	2003	2002

Rental income	$3,829	$12,703	$21,545	$38,617
Operating and other expenses	(1,327)	(4,585)	(8,556)	(13,243)
Interest expense, net	(224)	(437)	(1,040)	(1,302)
Minority interest expense	—	(201)	(389)	(603)
Depreciation expense	—	(2,219)	(1,559)	(7,300)

Income from discontinued operations (3)	$2,278	$5,261	$10,001	$16,169

(3)  NOI for discontinued operations totaled $2,502 and $12,989 for the three and nine months ended September  30, 2003, of which $158 and $6,127, respectively, related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
September 30, 2003
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2003	2002

Net real estate	$4,419,045	$4,213,241
Construction in progress (including land)	283,003	312,378
Real estate assets held for sale, net	78,863	259,812

Total real estate, net	4,780,911	4,785,431

Cash and cash equivalents	6,771	12,916
Cash in escrow	20,682	10,228
Resident security deposits	22,524	21,839
Other assets (1)	134,976	120,421

Total assets	$4,965,864	$4,950,835

Unsecured senior notes	$1,835,298	$1,985,342
Unsecured facility	149,350	28,970
Notes payable	452,785	417,186
Liabilities related to assets held for sale	14,027	43,053
Other liabilities	232,493	242,559

Total liabilities	$2,683,953	$2,717,110

Minority interest	31,016	39,185
Stockholders’ equity	2,250,895	2,194,540

Total liabilities and stockholders’ equity	$4,965,864	$4,950,835

(1) Other assets includes $898 and $1,954 relating to discontinued operations as of September 30, 2003 and December 31, 2002, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
September 30, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)

		Q3 03	Q3 02	% Change	Q3 03	Q3 02	% Change	Q3 03	Q3 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,590	$1,661	(4.3%)	90.8%	92.0%	(1.2%)	$9,386	$9,932	(5.5%)
Boston, MA	1,479	1,640	1,782	(8.0%)	93.8%	92.2%	1.6%	6,817	7,282	(6.4%)
New York, NY	1,234	1,943	1,980	(1.9%)	93.3%	93.6%	(0.3%)	6,710	6,859	(2.2%)
Northern New Jersey	1,043	2,267	2,387	(5.0%)	90.0%	90.0%	0.0%	6,382	6,719	(5.0%)
Long Island, NY	915	2,206	2,135	3.3%	97.2%	98.7%	(1.5%)	5,888	5,783	1.8%
Central New Jersey	718	1,406	1,457	(3.5%)	92.5%	92.5%	0.0%	2,794	2,896	(3.5%)

Northeast Average	7,559	1,806	1,873	(3.6%)	92.7%	92.9%	(0.2%)	37,977	39,471	(3.8%)

Mid-Atlantic
Washington, DC	3,630	1,366	1,391	(1.8%)	94.3%	94.6%	(0.3%)	14,034	14,330	(2.1%)
Baltimore, MD	1,054	1,140	1,105	3.2%	96.9%	96.0%	0.9%	3,494	3,355	4.1%

Mid-Atlantic Average	4,684	1,316	1,327	(0.8%)	94.8%	94.9%	(0.1%)	17,528	17,685	(0.9%)

Midwest
Chicago, IL	1,296	1,144	1,180	(3.1%)	91.0%	92.6%	(1.6%)	4,048	4,249	(4.7%)

Midwest Average	1,296	1,144	1,180	(3.1%)	91.0%	92.6%	(1.6%)	4,048	4,249	(4.7%)

Pacific Northwest
Seattle, WA	2,436	1,015	1,047	(3.1%)	93.0%	94.0%	(1.0%)	6,899	7,193	(4.1%)

Pacific Northwest Average	2,436	1,015	1,047	(3.1%)	93.0%	94.0%	(1.0%)	6,899	7,193	(4.1%)

Northern California
San Jose, CA	4,808	1,412	1,543	(8.5%)	95.4%	93.9%	1.5%	19,421	20,877	(7.0%)
Oakland-East Bay, CA	2,090	1,230	1,291	(4.7%)	95.3%	94.5%	0.8%	7,349	7,646	(3.9%)
San Francisco, CA	1,765	1,530	1,622	(5.7%)	94.5%	92.8%	1.7%	7,656	7,975	(4.0%)

Northern California Average	8,663	1,392	1,498	(7.1%)	95.2%	93.8%	1.4%	34,426	36,498	(5.7%)

Southern California
Orange County, CA	1,350	1,207	1,182	2.1%	95.6%	96.0%	(0.4%)	4,675	4,599	1.7%
San Diego, CA	940	1,274	1,233	3.3%	96.1%	97.5%	(1.4%)	3,452	3,386	1.9%
Los Angeles, CA	890	1,317	1,276	3.2%	94.5%	97.9%	(3.4%)	3,324	3,329	(0.2%)

Southern California Average	3,180	1,258	1,224	2.8%	95.4%	97.0%	(1.6%)	11,451	11,314	1.2%

Average/Total Established	27,818	$1,432	$1,484	(3.5%)	94.0%	94.0%	0.0%	$112,329	$116,410	(3.5%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
September 30, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Q303	Q203	% Change	Q303	Q203	% Change	Q303	Q203	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,590	$1,612	(1.4%)	90.8%	93.1%	(2.3%)	$9,386	$9,740	(3.6%)
Boston, MA	1,479	1,640	1,689	(2.9%)	93.8%	91.1%	2.7%	6,817	6,827	(0.1%)
New York, NY	1,234	1,943	1,943	0.0%	93.3%	94.6%	(1.3%)	6,710	6,808	(1.4%)
Northern New Jersey	1,043	2,267	2,228	1.8%	90.0%	91.8%	(1.8%)	6,382	6,389	(0.1%)
Long Island, NY	915	2,206	2,176	1.4%	97.2%	98.5%	(1.3%)	5,888	5,882	0.1%
Central New Jersey	718	1,406	1,409	(0.2%)	92.5%	89.9%	2.6%	2,794	2,727	2.5%

Northeast Average	7,559	1,806	1,814	(0.4%)	92.7%	93.3%	(0.6%)	37,977	38,373	(1.0%)

Mid-Atlantic
Washington, DC	3,630	1,366	1,373	(0.5%)	94.3%	92.8%	1.5%	14,034	13,871	1.2%
Baltimore, MD	1,054	1,140	1,143	(0.3%)	96.9%	95.4%	1.5%	3,494	3,448	1.3%

Mid-Atlantic Average	4,684	1,316	1,321	(0.4%)	94.8%	93.3%	1.5%	17,528	17,319	1.2%

Midwest
Chicago, IL	1,296	1,144	1,149	(0.4%)	91.0%	89.8%	1.2%	4,048	4,013	0.9%

Midwest Average	1,296	1,144	1,149	(0.4%)	91.0%	89.8%	1.2%	4,048	4,013	0.9%

Pacific Northwest
Seattle, WA	2,436	1,015	1,017	(0.2%)	93.0%	91.1%	1.9%	6,899	6,773	1.9%

Pacific Northwest Average	2,436	1,015	1,017	(0.2%)	93.0%	91.1%	1.9%	6,899	6,773	1.9%

Northern California
San Jose, CA	4,808	1,412	1,459	(3.2%)	95.4%	94.8%	0.6%	19,421	19,949	(2.6%)
Oakland-East Bay, CA	2,090	1,230	1,250	(1.6%)	95.3%	95.6%	(0.3%)	7,349	7,488	(1.9%)
San Francisco, CA	1,765	1,530	1,558	(1.8%)	94.5%	94.1%	0.4%	7,656	7,763	(1.4%)

Northern California Average	8,663	1,392	1,428	(2.5%)	95.2%	94.8%	0.4%	34,426	35,200	(2.2%)

Southern California
Orange County, CA	1,350	1,207	1,207	0.0%	95.6%	94.5%	1.1%	4,675	4,620	1.2%
San Diego, CA	940	1,274	1,263	0.9%	96.1%	93.1%	3.0%	3,452	3,317	4.1%
Los Angeles, CA	890	1,317	1,322	(0.4%)	94.5%	96.1%	(1.6%)	3,324	3,392	(2.0%)

Southern California Average	3,180	1,258	1,256	0.2%	95.4%	94.5%	0.9%	11,451	11,329	1.1%

Average/Total Established	27,818	$1,432	$1,446	(1.0%)	94.0%	93.6%	0.4%	$112,329	$113,007	(0.6%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 6

AvalonBay Communities, Inc.
Year to Date Revenue and Occupancy Changes — Established Communities (1)
September 30, 2003

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		YTD 03	YTD 02	% Change	YTD 03	YTD 02	% Change	YTD 03	YTD 02	% Change

Northeast
Fairfield-New Haven, CT	2,170	$1,602	$1,648	(2.8%)	91.2%	93.6%	(2.4%)	$28,543	$30,102	(5.2%)
Boston, MA	1,479	1,683	1,790	(6.0%)	91.9%	93.2%	(1.3%)	20,582	22,196	(7.3%)
New York, NY	1,234	1,943	1,991	(2.4%)	94.2%	91.8%	2.4%	20,323	20,325	0.0%
Northern New Jersey	1,043	2,237	2,514	(11.0%)	90.4%	87.6%	2.8%	18,984	20,684	(8.2%)
Long Island, NY	915	2,181	2,120	2.9%	98.2%	98.3%	(0.1%)	17,642	17,162	2.8%
Central New Jersey	718	1,408	1,459	(3.5%)	90.9%	92.2%	(1.3%)	8,267	8,686	(4.8%)

Northeast Average	7,559	1,813	1,889	(4.0%)	92.7%	92.7%	0.0%	114,341	119,155	(4.0%)

Mid-Atlantic
Washington, DC	3,630	1,368	1,412	(3.1%)	93.1%	93.8%	(0.7%)	41,626	43,279	(3.8%)
Baltimore, MD	1,054	1,135	1,096	3.6%	95.8%	96.1%	(0.3%)	10,310	9,980	3.3%

Mid-Atlantic Average	4,684	1,316	1,341	(1.9%)	93.6%	94.2%	(0.6%)	51,936	53,259	(2.5%)

Midwest
Chicago, IL	1,296	1,154	1,198	(3.7%)	90.3%	93.2%	(2.9%)	12,160	13,018	(6.6%)

Midwest Average	1,296	1,154	1,198	(3.7%)	90.3%	93.2%	(2.9%)	12,160	13,018	(6.6%)

Pacific Northwest
Seattle, WA	2,436	1,019	1,082	(5.8%)	92.0%	93.6%	(1.6%)	20,555	22,200	(7.4%)

Pacific Northwest Average	2,436	1,019	1,082	(5.8%)	92.0%	93.6%	(1.6%)	20,555	22,200	(7.4%)

Northern California
San Jose, CA	4,808	1,452	1,628	(10.8%)	95.1%	93.2%	1.9%	59,795	65,660	(8.9%)
Oakland-East Bay, CA	2,090	1,248	1,352	(7.7%)	95.5%	93.8%	1.7%	22,410	23,846	(6.0%)
San Francisco, CA	1,765	1,553	1,666	(6.8%)	94.5%	94.5%	0.0%	23,308	25,013	(6.8%)

Northern California Average	8,663	1,423	1,570	(9.4%)	95.1%	93.6%	1.5%	105,513	114,519	(7.9%)

Southern California
Orange County, CA	1,350	1,204	1,185	1.6%	95.4%	95.4%	0.0%	13,953	13,740	1.6%
San Diego, CA	940	1,265	1,234	2.5%	94.8%	95.7%	(0.9%)	10,151	9,994	1.6%
Los Angeles, CA	890	1,316	1,278	3.0%	95.4%	94.7%	0.7%	10,059	9,697	3.7%

Southern California Average	3,180	1,253	1,225	2.3%	95.2%	95.3%	(0.1%)	34,163	33,431	2.2%

Average/Total Established	27,818	$1,444	$1,520	(5.0%)	93.7%	93.5%	0.2%	$338,668	$355,582	(4.8%)

(1)	Established Communities are communities with stabilized operating costs as of January 1, 2002 such that a comparison of 2002 to 2003 is meaningful.

(2)	Reflects the effect of concessions amortized over the lease term.

Attachment 7

AvalonBay Communities, Inc.
Summary of Development, Redevelopment and Presale Activity as of September 30, 2003

	Number	Number	Total
	of	of	Capital Cost (1)
	Communities	Homes	(millions)
Portfolio Additions:
2002 Annual Completions
Development	10	2,521	$466.6
Redevelopment (2)	2	—	44.2
Presale Communities (3)	1	306	69.9

Total Additions	13	2,827	$580.7

2003 Annual Completions (4)
Development	5	1,442	$274.6
Redevelopment (2)	1	—	22.2

Total Additions	6	1,442	$296.8

Pipeline Activity: (4)
Currently Under Construction
Development	10	3,250	$552.5
Redevelopment (2)	2	—	30.3

Subtotal	12	3,250	$582.8

Planning
Development Rights	41	10,326	$2,240.0

Total Pipeline	53	13,576	$2,822.8

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

(3)	A presale community is a community which, before or while under construction, the company contracts with an unrelated third party to purchase upon construction completion. In some cases, an additional condition to closing the presale acquisition is that the community has achieved stabilized or some other level of occupancy.

(4)	Information represents projections and estimates.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the third quarter of 2003.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of September 30, 2003

			Schedule
		Total					Avg
	# of	Capital					Rent
	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	% Occ
	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)

							Inclusive of
							Concessions
							See Attachment #13

Under Construction:
1. Avalon Glendale	223	$40.4	Q1 2002	Q2 2003	Q1 2004	Q3 2004	$1,990	55.2%	41.7%	39.5%
Glendale, CA
2. Avalon at Grosvenor Station (8) (9)	497	$82.3	Q1 2002	Q3 2003	Q4 2004	Q2 2005	$1,540	15.9%	31.8%	18.3%
North Bethesda, MD
3. Avalon at Newton Highlands (8)	294	$58.7	Q2 2002	Q2 2003	Q1 2004	Q3 2004	$2,280	64.6%	53.7%	43.2%
Newton, MA
4. Avalon at Glen Cove South	256	$62.6	Q3 2002	Q1 2004	Q2 2004	Q4 2004	$2,715	N/A	N/A	N/A
Glen Cove, NY
5. Avalon at Steven’s Pond	326	$55.4	Q3 2002	Q1 2003	Q2 2004	Q4 2004	$1,745	42.9%	38.7%	31.9%
Saugus, MA
6. Avalon Darien	189	$43.6	Q4 2002	Q2 2003	Q3 2004	Q1 2005	$2,385	28.0%	42.9%	25.4%
Darien, CT
7. Avalon at Traville (10)	520	$71.5	Q4 2002	Q3 2003	Q1 2005	Q3 2005	$1,475	14.4%	17.5%	10.4%
North Potomac, MD
8. Avalon Run East II	312	$49.3	Q2 2003	Q3 2004	Q1 2005	Q3 2005	$1,690	N/A	N/A	N/A
Lawrenceville, NJ
9. Avalon at Crane Brook	387	$56.2	Q3 2003	Q3 2004	Q2 2005	Q4 2005	$1,590	N/A	N/A	N/A
Danvers & Peabody, MA
10. Avalon Milford I	246	$32.5	Q3 2003	Q3 2004	Q1 2005	Q3 2005	$1,420	N/A	N/A	N/A
Milford, CT

Subtotal/Weighted Average	3,250	$552.5					$1,800

Completed this Quarter:
1. Avalon at Rock Spring (6)	386	$46.0	Q4 2001	Q4 2002	Q3 2003	Q1 2004	$1,620	100.0%	81.9%	79.0%
North Bethesda, MD
2. Avalon at Gallery Place I (7)	203	$49.0	Q4 2001	Q2 2003	Q3 2003	Q2 2004	$2,050	100.0%	67.0%	62.1%
Washington, DC

Subtotal/Weighted Average	589	$95.0					$1,770

Total/Weighted Average	3,839	$647.5					$1,795

Weighted Average Projected NOI as a % of Total Capital Cost (1)		8.6%	Inclusive of Concessions - See Attachment #13

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 10, 2003.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 17, 2003.

(4)	Physical occupancy based on apartment homes occupied as of October 17, 2003.

(5)	Q3 2003 Net Operating Income/(Deficit) for communities under construction and communities completed during this quarter was $0.5 million (excludes Net Operating Income for communities completed in previous quarters but not yet stabilized). See Attachment #13.

(6)	The community is owned by a limited liability company or a limited partnership in which the Company is a majority partner. The costs reflected above exclude construction and management fees due to AvalonBay. This community is consolidated for financial reporting purposes.

(7)	The Total Capital Cost for this community excludes approximately $4 million of proceeds that the Company expects to receive upon the sale of transferable development rights associated with the development of the community; however, there can be no assurance that the projected amount of proceeds will be achieved.

(8)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of AvalonBay is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(9)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(10)	Construction started at Avalon Traville Phase II in Q203. It is combined above with Phase I for reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the third quarter of 2003.

Attachment 9

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of September 30, 2003

		Cost (millions)		Schedule					Number of Homes

								Avg
	# of		Total					Rent		Out of
	Apt	Acquisition	Capital				Restabilized	Per	Completed	Service
	Homes	Cost	Cost (2)	Acquisition	Start	Complete	Ops (2)	Home (2)	to date	@ 9/30/03

								Inclusive of
								Concessions
								See Attachment #13
Under Redevelopment:
1. Avalon at Foxhall (3)	308	$35.7	$43.8	Q3 1994	Q4 2002	Q2 2004	Q4 2004	$1,895	219	45
Washington, DC
2. Avalon at Prudential Center (4) Boston, MA	781	$133.9	$156.1	Q3 1998	Q4 2000	Q4 2003	Q2 2004	$2,655	459	31

Total/Weighted Average	1,089	$169.6	$199.9					$2,440	678	76

Weighted Average Projected NOI as a % of Total Capital Cost (2)			9.6%	Inclusive of Concessions - See Attachment #13

(1)	Redevelopment Communities are communities acquired for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5,000,000.

(2)	Inclusive of acquisition cost. See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	The Acquisition Cost of $35.7 million is comprised of the initial acquisition cost of $33.8 million plus capital expenditures of $1.9 million that were made following the acquisition and were unrelated to redevelopment costs. This asset was formerly known as 4100 Massachusetts Avenue.

(4)	The Acquisition Cost of $133.9 million is comprised of the initial acquisition cost of $130 million plus capital expenditures of $3.9 million that were made following the acquisition and were unrelated to redevelopment costs. In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the third quarter of 2003.

Attachment 10

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of September 30, 2003

DEVELOPMENT (2)

	Apt Homes	Development	Cost of Homes		Construction in
	Completed &	Community	Completed &	Remaining to	Progress at
	Occupied	Investments (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2001 Actual	1,582	$404,586,134	$258,593,463	$431,505,675	$415,617,828

2002 Actual:
Quarter 1	565	$119,213,893	$102,870,891	$369,248,732	$407,887,099
Quarter 2	798	119,760,121	154,985,308	367,499,307	350,311,849
Quarter 3	692	94,377,426	133,106,593	404,565,295	313,104,399
Quarter 4	424	84,212,982	78,307,747	254,198,266	295,107,369

Total - 2002 Actual	2,479	$417,564,422	$469,270,539

2003:
Quarter 1 (Actual)	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2 (Actual)	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3 (Actual)	633	78,516,195	120,057,691	304,758,336	266,114,151
Quarter 4 (Projected)	449	101,342,833	85,505,734	203,415,501	208,968,709

Total - 2003 Projected	1,805	$323,950,346	$347,740,650

REDEVELOPMENT

	Avg Homes	Redevelopment		Reconstruction in
	Out	Community	Remaining to	Progress at
	of Service	Investments (3)	Invest (5)	Period End (6)

Total - 2001 Actual		$26,832,005	$10,190,945	$14,000,460

2002 Actual:
Quarter 1	34	$3,426,482	$7,568,111	$6,500,000
Quarter 2	31	2,102,054	5,083,139	14,002,156
Quarter 3	26	2,004,800	10,406,023	13,778,043
Quarter 4	44	3,078,838	7,655,832	17,317,952

Total - 2002		$10,612,174

2003:
Quarter 1 (Actual)	68	$1,798,678	$5,857,154	$10,541,752
Quarter 2 (Actual)	75	1,535,351	5,738,979	15,074,513
Quarter 3 (Actual)	83	3,055,001	3,179,103	16,888,849
Quarter 4 (Projected)	55	2,635,972	543,131	6,013,333

Total - 2003 Projected		$9,025,002

(1)	Data is presented for all Historical and Current Development Communities currently under construction; all Historical and Current Redevelopment Communities under reconstruction; and those communities for which construction or reconstruction is expected to begin within the next 90 days. Does not include data for Presale Communities.

(2)	Projected Periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected in the minority interest line items of the Financial Statements.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter for (i) Current Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on (i) Current Development/Redevelopment Communities under construction or reconstruction during the quarter and (ii) those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q303 includes $97.5 million attributed to three anticipated Q403 development starts, one of which is to be developed under a joint venture structure with third-party financing. AvalonBay’s portion of the Total Capital Cost for this joint venture is projected to be $30.0 million including community-based debt.

(6)	Represents period end balance of construction or reconstruction costs.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the third quarter of 2003.

Attachment 11

AvalonBay Communities, Inc.
Future Development as of September 30, 2003

DEVELOPMENT RIGHTS
					Estimated	Total
					Number	Capital Cost (1)
Location of Development Right					of Homes	(millions)

1.	Coram, NY Phase I		(2)		298	$49
2.	Plymouth, MA Phase I		(2)		98	21
3.	New York, NY Phase I	(2)	(3	)(4)	361	148
4.	Kirkland, WA		(2)		211	50
5.	Bedford, MA		(2)		139	21
6.	Danbury, CT		(2)		234	36
7.	Orange, CT		(2)		168	22
8.	Seattle, WA		(2)		194	50
9.	Los Angeles, CA		(2)		309	63
10.	Long Island City, NY Phase II and III				552	162
11.	Plymouth, MA Phase II				72	13
12.	San Francisco, CA				313	100
13.	Stratford, CT				146	23
14.	Camarillo, CA		(2)		249	43
15.	Bellevue, WA				368	71
16.	Newton, MA				240	60
17.	Hingham, MA				236	44
18.	Quincy, MA		(2)		148	24
19.	Andover, MA				115	21
20.	Milford, CT				284	41
21.	Dublin, CA Phase I				305	72
22.	Cohasset, MA				200	38
23.	New York, NY Phase II				205	88
24.	Los Angeles, CA				123	36
25.	Glen Cove, NY				111	31
26.	New Rochelle, NY Phase II and III				588	144
27.	Greenburgh, NY Phase II				766	120
28.	Encino, CA				146	46
29.	Coram, NY Phase II		(2)		152	26
30.	Wilton, CT				100	24
31.	Dublin, CA Phase II				200	47
32.	Sharon, MA				190	31
33.	Norwalk, CT				312	63
34.	Danvers, MA				476	85
35.	College Park, MD				320	44
36.	Oyster Bay, NY				273	69
37.	Yaphank, NY				270	41
38.	New York, NY Phase III				103	46
39.	West Haven, CT				170	23
40.	Dublin, CA Phase III				205	49
41.	Camarillo, CA				376	55

	Totals				10,326	$2,240

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	Total Capital Cost for this community includes costs associated with the construction of 89,000 square feet of retail space and 30,000 square feet for a community facility.

(4)	This community will be developed under a joint venture structure with third party financing. AvalonBay’s portion of the Total Capital Cost for this joint venture is projected to be $30.0 million including community-based debt.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data charts for the third quarter of 2003.

Attachment 12

AvalonBay Communities, Inc.
Summary of Disposition Activity as of September 30, 2003

	Weighted			Accumulated		Weighted	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Average Initial	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Year Mkt. Cap Rate (1)	Unleveraged IRR (1)

1998:
9 Communities		$170,312,000	$25,270,000	$23,438,000	$1,832,000	7.5%	11.8%

1999:
16 Communities		$316,512,000	$47,093,000	$27,150,000	$19,943,000	8.3%	10.0%

2000:
8 Communities		$160,085,000	$40,779,000	$6,262,000	$34,517,000	7.9%	21.3%

2001:
7 Communities		$241,130,000	$62,852,000	$21,623,000	$41,229,000	8.0%	14.0%

2002:
1 Community		$80,100,000	$48,893,000	$7,462,000	$41,431,000	5.4%	22.1%

YTD 2003:
9 Communities (2)		$294,875,000	$105,606,000	$37,053,000	$68,553,000	6.6%	13.6%

1998-3Q 2003 Total	4.9	$1,263,014,000	$330,493,000	$122,988,000	$207,505,000	7.5%	14.0%

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 Information includes the Company's 50% interest in the gross sales price, GAAP gain and Economic Gain resulting from the sale of the Falkland Chase community, as well as the GAAP gain and Economic Gain resulting from the wind-up of the Company's investment in Falkland Partners, LLC.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP) and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2003	2002	2003	2002

Net income	$57,387	$28,711	$171,242	$106,776
Dividends attributable to preferred stock	(2,175)	(4,026)	(8,569)	(14,087)
Depreciation — real estate assets, including discontinued operations	37,443	36,393	111,932	104,147
Joint venture adjustments	(23,206)	326	(22,626)	965
Minority interest, including discontinued operations	285	406	1,047	1,216
Gain on sale of communities	(13,575)	—	(82,158)	—

FFO attributable to common stockholders	$56,159	$61,810	$170,868	$199,017

Average shares outstanding — diluted	70,531,920	71,049,699	69,524,228	70,944,041

EPS — diluted	$0.79	$0.35	$2.35	$1.32

FFO per common share — diluted	$0.80	$0.87	$2.46	$2.81

Projected FFO, as provided within this release in the Company’s outlook for 2003, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2003 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted)- Q4 03	$1.35	$1.38
Projected depreciation (real estate related)	0.50	0.55
Projected gain on sale of communities	(1.06)	(1.11)

Projected FFO per share (diluted) — Q4 03	$0.79	$0.82

Projected EPS (diluted) — Full Year 2003	$3.72	$3.75
Projected depreciation (real estate related)	2.11	2.15
Projected gain on sale of communities	(2.58)	(2.62)

Projected FFO per share (diluted) — Full Year 2003	$3.25	$3.28

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 12.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225-$250 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 3.0%-3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2003, Established Communities are communities that have Stabilized Operations as of January 1, 2002 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	YTD	YTD
	2003	2002	2003	2003	2002

Net income	$57,387	$28,711	$76,468	$171,242	$106,776
Property management and other indirect operating expenses	7,577	6,906	7,056	22,630	22,498
Interest income	(852)	(909)	(880)	(2,634)	(3,013)
Interest expense	33,432	31,386	34,249	101,826	86,614
General and administrative expense	3,382	2,966	3,623	10,636	10,009
Joint venture income, minority interest and venture partner interest in profit-sharing	(23,266)	571	27	(23,170)	439
Depreciation expense	37,996	34,723	37,736	112,898	98,618
Gain on sale of communities	(13,575)	—	(54,511)	(82,158)	—
Discontinued operations	(2,278)	(5,261)	(2,984)	(10,001)	(16,169)

NOI from continuing operations	$99,803	$99,093	$100,784	$301,269	$305,772

Established:
Northeast	$24,361	$26,652	$25,935	$75,494	$83,419
Mid-Atlantic	12,160	12,577	12,105	36,273	38,447
Midwest	2,028	2,612	2,248	6,372	7,872
Pacific NW	4,125	4,480	4,107	12,623	14,457
No. California	23,724	26,082	25,134	75,104	84,915
So. California	7,758	7,881	7,732	23,535	23,837

Total Established	74,156	80,284	77,261	229,401	252,947

Other Stabilized	14,184	11,138	13,433	40,761	33,067
Development/Redevelopment	11,284	7,415	10,013	30,471	17,740
Non-Allocated	179	256	77	636	2,018

NOI from continuing operations	$99,803	$99,093	$100,784	$301,269	$305,772

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of September 30, 2003). A reconciliation of NOI for communities sold or held for sale to net income for these communities for the third quarter and year-to-date 2003 is as follows (dollars in thousands):

	Q3	YTD
	2003	2003

NOI from assets held for sale	$2,344	$6,862
NOI from assets sold	158	6,127

NOI from discontinued operations	$2,502	$12,989

Income from discontinued operations	$2,278	$10,001
Interest expense, net	224	1,040
Minority interest expense	—	389
Depreciation expense	—	1,559

NOI from discontinued operations	$2,502	$12,989

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Total Capital Cost of each community.

In this release the Company has not given a projection of NOI on a company-wide basis.   Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development and redevelopment communities (before allocation of any corporate-level property management overhead,  general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy.    Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead,  general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness.  Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to total capital cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Established Communities

	Q3	Q3	Q2
	2003	2002	2003

Rental revenue (GAAP basis)	$112,329	$116,410	$113,007
Concessions amortized	3,358	1,665	2,880
Concessions granted	(4,737)	(2,927)	(3,304)

Rental revenue (cash basis)	$110,950	$115,148	$112,583

Q3 03% change — GAAP revenue		(3.5%)	(0.6%)
Q3 03% change — cash revenue		(3.6%)	(1.5%)

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.

Leverage is calculated by the Company as total debt as a percentage of total market capitalization. Market capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2003 is as follows (dollars in thousands):

Total debt	$2,449,495

Common stock	3,308,539
Preferred stock	100,000
Operating partnership units	36,725
Total debt	2,449,495

Total capitalization	5,894,759

Debt as % of capitalization	41.6%

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

Unencumbered NOI is calculated by the Company as a measure of liquidity and represents Stabilized NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total Stabilized NOI for the Company. In calculating Stabilized NOI, historical NOI is used for communities with Stabilized Operations, as defined below, and Projected NOI is used for Development and Redevelopment communities that do not have Stabilized Operations. Unencumbered NOI is used as a measure of protection for unsecured creditors of the Company. In addition, the Company believes that Unencumbered NOI can be one useful measure of an entity’s liquidity and balance sheet strength, and provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. A calculation of Unencumbered NOI for the nine months ended September 30, 2003 is as follows (dollars in thousands):

NOI for Established Communities	$229,401
NOI for Other Stabilized Communities	40,761
NOI for discontinued operations	12,989
Projected NOI for Development/Redevelopment Communities	30,374

Total Stabilized NOI	313,525
Stabilized NOI on encumbered assets	63,069

Stabilized NOI on unencumbered assets	250,456

Unencumbered NOI	80%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gain on sale of partnership interests.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved

Attachment 13 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2003 are as follows (dollars in thousands):

Net income	$57,387
Interest income	(852)
Interest expense	33,432
Interest expense (discontinued operations)	224
Depreciation expense	37,996

EBITDA	$128,187

EBITDA from continuing operations	$112,110
EBITDA from discontinued operations	16,077

EBITDA	$128,187

EBITDA from continuing operations	$112,110
Interest expense	33,432
Interest income	(852)
Dividends attributable to preferred stock	2,175

Interest charges	34,755

Interest coverage	3.2

In the calculations of EBITDA above, EBITDA from continuing operations includes $23,448 representing gains related to the sale of the Falkland Chase community and investment wind-up. In addition, EBITDA from discontinued operations includes $13,575 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent Per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of amortized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.

Copyright © 2003 AvalonBay Communities, Inc. All Rights Reserved